EXHIBIT 23

INDEPENDENT ACCOUNTANTS’ CONSENT

Image Entertainment, Inc.
Chatsworth, California

We consent to the incorporation by reference in the registration statements (No. 33-43241, No. 33-55393 and No. 33-57336) on Form S-8 of Image Entertainment, Inc. of our report dated June 13, 2003, relating to the consolidated balance sheets of Image Entertainment, Inc. as of March 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 annual report on Form 10-K of Image Entertainment, Inc.

/s/ KPMG LLP

Los Angeles, California

June 26, 2003